Exhibit 10.2
HIBBETT SPORTS, INC.
2012 NON-EMPLOYEE DIRECTOR EQUITY PLAN
Adopted May 24, 2012

1.	Purpose of the Plan

The purpose of the Plan is to promote the interests of the Company by attracting and retaining qualified and experienced individuals for service as Non-Employee Directors, and to motivate these individuals to exercise their best efforts on the Company’s behalf.

2.	Definitions

2.1	“Award” means a grant of an Option, Stock Appreciation Right, Restricted Stock, or Restricted Stock Unit under the Plan.

2.2
“Award Agreement” means the agreement or agreements between the Company and a Holder pursuant to which an Award is granted and which specified the terms and conditions of that Award, including the vesting requirements applicable to that Award, if any.

2.3	“Board” means the Board of Directors of the Company.

2.4
“Change in Control” means any of the following described in clauses (a) through (d) below: (a) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a corporation that is not controlled by the Company, (b) the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, (c) a successful tender offer for the Common Stock of the Company, after which the bidding party holds more than 50% of the issued and outstanding Common Stock of the Company, or (d) a merger, consolidation, share exchange, or other transaction to which the Company is a party pursuant to which the holders of all of the shares of the Company outstanding prior to such transaction do not hold, directly or indirectly, more than 50% of the outstanding shares of the surviving company after the transaction.

2.5	“Code” means the Internal Revenue Code of 1986, as amended.

2.6	“Common Stock” means the common stock of the company, par value $0.01 per share, or such other class or kind of shares or other securities resulting from the application of Section 9.

2.7	“Company” means Hibbett Sports, Inc., a Delaware corporation, and any successor thereto.

2.8
“Corresponding SAR” means a SAR that is granted in relation to a particular Option and that can be exercised only upon surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.

2.9	“Fair Market Value” as of any date shall be determined in accordance with the following rules:

(a)
 If the principal market for the Common Stock is a national securities exchange or the NASDAQ Stock Market, then the “Fair Market Value” as of that date shall be the closing sale price of the Common Stock on the principal exchange or market on which the Common Stock is then listed or admitted to trading on such date.

(b)
If sales prices are not available or if the principal market for the Common Stock is not a national securities exchange and the Common Stock is not quoted on the NASDAQ Stock Market, the average between the highest bid and lowest asked prices for the Common Stock on such day as reported on the NASDAQ OTC Bulletin Board Service or by the National Quotation Bureau, Incorporated or a comparable service or on a reasonable basis using actual transactions in such Common Stock as reported in such market and consistently applied.

(c)
If the day is not a business day, and as a result, paragraphs (a) and (b) next above are inapplicable, the Fair Market Value of the Common Stock shall be determined as of the next earlier business day.  If paragraphs (a) and (b) next above are otherwise inapplicable, then the Fair Market Value of the Common Stock shall be determined in accordance with the Treasury Regulations promulgated pursuant to Section 409A of the Code.

2.10	“Holder” means a Non-Employee Director who receives an Award.

2.11
“Initial Value” means, with respect to a Corresponding SAR, the option price per share of the related Option and, with respect to an SAR granted independently of an Option, the price per share of Common stock as determined by the Board on the date of the grant; provided, however, that the price per share of Common Stock encompassed by the grant if an SAR shall not be less than Fair Market Value on the date of grant.  Repricing of SARs after the date of grant is not permitted.

2.12	“1934 Act” means the Securities Exchange Act of 1934, as amended.

2.13	“Non-Employee Director” means a member of the Board who is not an employee of the Company or its subsidiaries.

2.14	“Non-Qualified Option” means an Option not intended to be an incentive stock option as defined in Section 422 of the Code.

2.15	“Option” means the right granted from time to time under Section 6 of the Plan to purchase Common Stock for a specified period of time at a stated price.

2.16	“Plan” means the Hibbett Sports, Inc. 2012 Non-Employee Director Equity Plan set forth, as amended from time to time.

2.17	“Restricted Stock” means Common Stock subject to a Restriction Period awarded by the Board under Section 8 of the Plan.

2.18
“Restricted Stock Units” means an Award granted pursuant to Section 9, in the amount determined by the Board, stated with reference to a specified number of shares of Common Stock or a specified dollar value, that in accordance with the terms of an Award Agreement entitles the holder to receive shares of Common Stock, upon the lapse of any Restriction Period.

2.19
“Restriction Period” means the period during which an Award of Restricted Stock awarded under Section 8 of the Plan or an Award of a Restricted Stock Unit awarded under Section 9 of the Plan is subject to forfeiture and is non-transferable.  The Restriction Period shall not lapse with respect to any Restricted Stock or Restricted Stock Unit until any and all conditions, imposed under this Plan or under the Award Agreement, have been satisfied.  The restrictions may be based upon years of service or performance goals or both.

2.20
“SAR” means an Award granted pursuant to Section 7, in an amount to be determined by the Board, that in accordance with the terms of an Award Agreement entitles the Holder to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the excess, if any, of the Fair Market Value at the time of exercise over the Initial Value.  References to “SARs” include both Corresponding SARS and SARs granted independently of Options, unless the context requires otherwise.

3.	Eligibility

All Non-Employee Directors are eligible to receive grants of Awards under the Plan.

4.	Administration and Implementation of Plan

4.1
The Plan shall be administered by the Board, which shall have full power to interpret and administer the Plan and full authority to act in selecting the Non-Employee Directors to whom Awards will be granted, in determining whether, and to what extent, Awards may be transferable by the Holder, in determining the amount and type of Awards to be granted to each such Non-Employee Director, in determining whether the Award is designated as a dollar value or in shares, in determining the terms and conditions of Awards granted under the Plan and in determining the terms of the Award Agreements that will be entered into with Holders.  Notwithstanding the discretion granted to the Board herein, the Board shall not make an annual Award to a continuing Non-Employee Director which exceeds more than $150,000 during a Company’s fiscal year.  The Board may make an additional Award of up to $150,000 to a Non-Employee Director during his or her first year of service.  For purposes of valuing Awards subject to the Forgoing limitations, an Option shall be deemed to have a value equal to thirty-three percent (33%) of the Fair Market Value of the underlying shares on the date of grant.  Unless the Board determines otherwise, the grant date of Awards under this Plan shall be: (a) for annual Awards, the same date as the annual grant of awards under the Company’s equity plan for awards to employees and (b) for new Non-Employee Directors, one (1) month after the date of the first board meeting attended by such director.  Any interpretation by the Board of the terms and provisions of the Plan and the administration thereof, and all action taken by the Board, shall be final, binding and conclusive for all purposes and upon all Holders.

4.2
The Board’s powers shall also include, but not be limited to, the power to determine whether, to what extent and under what circumstances an Option may be exchanged for cash, Restricted Stock, or some combination thereof; to determine whether a Change in Control of the Company has occurred; and to determine, in accordance with Section 10, the effect, if any, of a Change in Control of the Company upon outstanding Awards.

4.3
The Board may grant the Non-Employee Director the discretion to choose the form of the Award, provided that such discretion complies with Code Section 409A and the applicable Treasury regulations including, in the case of RSUs, that such choice is made prior to the start of the calendar year in which the grant is made, if required.

4.4
The Board shall have the power to adopt regulations for carrying out the Plan and to make changes in such regulations as it shall, from time to time, deem advisable.  The Board may amend any outstanding Awards without the consent of the Holder to the extent it deems appropriate; provided however, that in the case of amendments adverse to the Holder, the Board must obtain the Holder’s consent to any such amendment, except that such consent shall not be required if, as determined by the Board in its sole discretion, such amendment is required to either (a) comply with Section 409A of the Code or (b)  prevent the Holder from being subject to any excise tax or penalty under Section 409A of the Code.

4.5
Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Board may allocate all or any portion of its responsibilities and powers to any of its committees or to one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.  Any such allocation or delegation may be revoked by the Board at any time.

5.	Shares of Stock Subject to the Plan

5.1
Shares Subject to Plan:  Subject to adjustment as provided in Section 10, the total number of shares of Common Stock available for the grant of Awards under the Plan shall be equal to 500,000 shares of Common Stock.  The Company’s 2006 Non-Employee Director Equity Plan for Outside Directors, as amended, shall terminate on the date this Plan becomes effective.  Any shares issued hereunder may consist, in whole, or in part, of authorized and unissued shares or treasury shares.  If any shares subject to any Award granted hereunder are forfeited or such Award otherwise terminates without the issuance of such shares, the shares subject to such Award, to the extent of any such forfeiture or termination, shall not be available for grant under the Plan.

5.2	Assumed Plans: Any shares issued by the Company through the assumption or substitution of outstanding grants or shares from an acquired company shall not reduce the shares available under the Plan.

6.	Options

Options give a Non-Employee Director the right to purchase a specified number of shares of Common Stock from the Company for a specified time period at a fixed price.  Options granted under the Plan will be Non-Qualified Stock Options and shall be subject to the following terms and conditions:

6.1
Option Grants:  Options shall be evidenced by a written Award Agreement.  Such Award Agreement shall conform to the requirements of the Plan, and may contain such other provisions or restrictions as the Board shall deem advisable.  If the Award is designated as a dollar value, the number of Options issued to a Non-Employee Director shall equal (i) the dollar amount of the Award which is to be paid in Options divided by (ii) thirty-three percent (33%) of the Fair Market Value of the Common Stock on the date of grant.

6.2
Option Price:  The price per share at which Common Stock may be purchased upon exercise of an Option shall be determined by the Board, but shall be not less than the Fair Market Value of a share of Common Stock on the date of grant.  Repricing of Options after the date of grant is not permitted.

6.3
Term of Options:  An Award Agreement shall specify when an Option may be exercisable and the terms and conditions applicable thereto.  The term of an Option shall in no event be greater than ten years.  The Option shall also expire, be forfeited and terminate at such times and in such circumstances as otherwise provided hereunder or under the Award Agreement.

6.4
Vesting of Options:  The Option may be subject to such terms and conditions on the time or times when it may be exercised as the Board may deem appropriate.  The vesting provisions of individual Options, as provided in the Award Agreement may vary.  Unless otherwise determined by the Board, no Option shall become exercisable until such Option becomes vested.

6.5
Payment of Option Price:  The full price for shares of Common Stock purchased upon the exercise of any Option shall be paid at the time of such exercise; provided however that the Board may permit a Holder to elect to pay the exercise price by irrevocably authorizing a third party to sell shares of Common Stock acquired upon exercise of the Option and remit as soon as practicable to the Company a sufficient portion of the proceeds to pay the entire exercise price and any tax withholding resulting from such exercise.  The exercise price shall be payable in cash or by tendering, by either actual delivery of shares or by attestation, already-owned shares of Common Stock to the Board, and valued at Fair Market Value as of the day of exercise, or in any combination thereof, or by delivering to the Company a properly executed notice electing a net exercise of an Option for Fair Market Value as of the date of exercise in the manner as determined by the Board.  Shares of Common Stock surrendered in connection with a net exercise shall not be available for grant under the Plan.

7.	Stock Appreciation Rights

Stock Appreciation Rights give a Non-Employee Director the right to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the excess, if any, of the Fair Market Value at the time of exercise over the SARs Initial Value.  SARs granted under the Plan shall be subject to the following terms and conditions:

7.1
SAR Awards:  SARs shall be evidenced by a written Award Agreement.  Such Award Agreement shall conform to the requirements of the Plan, and may contain such other provisions or restrictions as the Board shall deem advisable.

7.2
Number of SARs:  All grants of SARs under the Plan shall be made by the Board.  The Board will designate each Non-Employee Director to whom SARs are granted and will specify the number of shares of Common Stock covered by each Award.

7.3
Term of SARs:  An Award Agreement shall specify when an SAR may be exercisable and the terms and conditions applicable thereto.  The term of an SAR shall in no event be greater than ten years.  The SAR shall also expire, be forfeited and terminate at such times and in such circumstances as otherwise provided hereunder or under the Award Agreement.

7.4
Vesting of SARs:  The SAR may be subject to such terms and conditions on the time or times when it may be exercised as the Board may deem appropriate.  The vesting provisions of individual SARs, as provided in the Award Agreement may vary.  Unless otherwise determined by the Board, no SAR shall become exercisable until such SAR becomes vested.

7.5
Exercise of SARs:  Subject to the provisions of this Plan and applicable Award Agreement, an SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Board shall determine.  An SAR granted under this Plan may be exercised with respect to any number of whole shares less than the full number for which the SAR could be exercised.  A partial exercise of an SAR shall not affect the right to exercise the SAR from time to time in accordance with this Plan and the applicable Award Agreement with respect to the remaining shares subject to the SAR.  The exercise of a Corresponding SAR shall result in the termination of the related Option to the extent of the number of shares with respect to which the SAR is exercised.

7.6
Settlement of SARs:  In accordance with the Agreement, the amount payable as a result of the exercise of an SAR may be settled in cash, or a combination of cash and Common Stock.  No fractional share will be deliverable upon the exercise of an SAR but a cash payment will be made in lieu thereof.

8.	Restricted Stock

An Award of Restricted Stock is a grant by the Company of a specified number of shares of Common Stock to a Non-Employee Director, which shares may be subject to forfeiture during a Restriction Period upon the happening of events or other conditions as specified in the Award Agreement.  Such an Award of Restricted Stock shall be subject to the following terms and conditions:

8.1
Restricted Stock shall be evidenced by a written Award Agreement.  Such Award Agreement shall conform to the requirements of the Plan and may contain such other provisions as the Board shall deem advisable.  At the time of grant of an Award of Restricted Stock, the Board will determine the price, if any, to be paid by the Holder for each shares of Common Stock subject to the Award, and such price, if any, shall be set forth in the Award Agreement.

8.2
Unless otherwise provided by the Board, upon determination of the number of shares of Restricted Stock to be granted to the Holder, the Board shall direct that a certificate or certificates representing that number of shares of Common Stock be issued to the Holder with the Holder designated as the registered owner.  The certificate(s), if any, representing such shares shall bear appropriate legends as to sale, transfer, assignment, pledge or other encumbrances to which such shares are subject during the Restriction Period, and shall be deposited by the Holder together with a stock power endorsed in blank, with the Company, to be held in escrow during the Restriction Period.

8.3
During the Restriction Period, the Holder shall have the right to receive the Holder’s allocable share of any cash dividends declared and paid by the company on its Common Stock and to vote the shares of Restricted Stock.

8.4
The Board may condition the expiration of the Restriction Period upon the Holder’s continued service over a period of time with the Company or upon any other criteria, as specified in the Award Agreement.  If the specified conditions are not attained, the Holder shall forfeit the portion of the Award with respect to which those conditions are not attained, and the underlying Common Stock shall be forfeited to the Company.  Notwithstanding any provision contained herein to the contrary, the Board, in its sole discretion, may grant Awards of Restricted Stock under this Section 8 that are not subject to any Restriction Period.

8.5
At the end of the Restriction Period, if all such conditions have been satisfied, the restrictions imposed hereunder shall lapse with respect to the applicable number of shares of Restricted Stock as determined by the Board, and any legend described in Section 8.2 that is then no longer applicable, shall be removed and such number of shares delivered to the Holder (or, where appropriate, the Holder’s legal representative).  Subject to Section 4, the Board may, in its sole discretion, accelerate the vesting and delivery of shares of Restricted Stock.

9.	Restricted Stock Units

An Award of Restricted Stock Units is a grant by the Company of a specified number of shares of Common Stock to a Non-Employee Director, which upon lapse of a Restriction Period as specified in the applicable Award Agreement, shall entitle the Holder to a share of Common Stock to the following terms and conditions:

9.1
Restricted Stock Units shall be evidenced by a written Award Agreement.  Such Award Agreement shall conform to the requirements of the Plan and may contain such other provisions as the Board shall deem advisable.

9.2
During the Restriction Period, the Holder shall not have any rights as a shareholder with respect to any shares of Common Stock underlying the Restricted Stock Units until such time as the shares of Common Stock have been so issued.

9.3
The Board may condition the expiration of the Restriction Period with respect to a grant of Restricted Stock Units upon (i) the Holder’s continued service over a period of time with the Company or (ii) any other criteria, as specified in the Award Agreement.  If the specified conditions are not attained, the Holder shall forfeit the portion of the Award with respect to which those conditions are not attained, and the underlying Common stock shall be forfeited to the Company.

9.4
At the end of the Restriction Period, if all such conditions have been satisfied, the Holder shall be entitled to receive a share of Common Stock for each share underlying the Restricted Stock Unit Award that is now free from restriction and such number of shares delivered to the Holder (or, where appropriate, the Holder’s legal representative).  The Board may, in its sole discretion, accelerate the vesting of Restricted Stock Units.

10.	Changes in Capitalization; Changes of Control; Settlement of Awards

10.1
Adjustment for Changes in Capitalization:  To prevent the dilution or enlargement of benefits or potential benefits intended to be made available under the Plan, in the event of any corporate transaction or event such as a stock dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination or other similar corporate transaction or event affecting the Common Stock with respect to which Awards have been or may be issued under the Plan (any such transaction or event, a “Transaction”), then the Board shall, in such manner as the Board deems equitable:  (A) make a proportionate adjustment in 1) the maximum number and type of securities as  to which awards may be granted under this Plan, 2) the number and type of securities subject to outstanding Awards, 3) the grant or exercise price with respect to any such Award, and 4) the per individual limitations on the number of securities that may be awarded under the Plan (any such adjustment, an “Antidilution Adjustment”); provided, in each case, that with respect to all Options, no such adjustment shall be authorized to the extent that such adjustment violates the provisions of Treasury Regulation 1.424-1 and Section 409A of the Code or any successor provisions; and the number of shares of Common stock subject to any Award denominated in shares shall always be a whole number; or (B) cause any Award outstanding as of the effective date of the Transaction to be cancelled in consideration of a cash payment or alternate Award (whether from the Company or another entity that is a participant in the Transaction) or a combination thereof made to the holder of such cancelled Award substantially equivalent in value to the fair market value of such cancelled Award.  The determination of fair market value shall be made by the Board, as the case may be, in their sole discretion.  Any adjustments made hereunder shall be binding on all Holders.

10.2	Change of Control: In the event of a Change of Control of the Company, the Board may, on a Holder by Holder basis, take any of the following actions, either singly or in combination:

(a)	accelerate the vesting of all outstanding Options issued under the Plan that remain unvested and terminate the Option immediately prior to the date of any such transaction;

(b)	fully vest and/or accelerate the Restriction Period of any Awards;

(c)	terminate the Award prior to any such Change of Control;

(d)
cancel and/or redeem any outstanding Awards with respect to all Common Stock for which the Award remains unexercised or for which the Award is subject to forfeiture in exchange for a cash payment of an amount determined by the Board;

(e)	require that the Award be assumed by any successor corporation or that awards for shares of other interests in the Company or any other entity be substituted for such Award; or

(f)
take such other action as the Board shall determine to be reasonable under the circumstances provided, however, that no action shall be taken with respect to any Option or SAR that would create a modification, extension or renewal of such Option or SAR, except as may be permitted in applicable Treasury Regulations.

The application of the foregoing provisions, including, without limitation, the issuance of any substitute Awards, shall be determined in good faith by the Board in its sole discretion.

10.3
Limitation on Change of Control Payments:  Notwithstanding anything in Section 10.2 above to the contrary, if, with respect to a Holder, the acceleration of the exercisability and/or vesting of an Award or the payment of cash in exchange for all or part of an Award as provided in Section 10.2 above (which acceleration or payment could be deemed a “payment” within the meaning of Section 280G(b)(2) of the Code), together with any other payments which such Holder has the right to receive from the Company or any corporation which is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280(G)(b)(2) of the Code), then the acceleration of exercisability and/or vesting and the payments to such Holder pursuant to Section 9.2 above shall be reduced to the extent or amount as, in the sole judgment of the Board, will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code.

11.	Effective Date, Termination and Amendment

The Plan is effective upon its approval by the shareholders of Hibbett Sports, Inc. on May 24, 2012.  The Plan shall remain in full force and effect until the tenth anniversary of such date or, if earlier, the date it is terminated by the Board.  The Board shall have the power to amend, suspend or terminate the Plan at any time.  Termination of the Plan pursuant to this Section 10 shall not affect Awards outstanding under the Plan at the time of termination.  Amendments to this Plan shall be subject to shareholder approval to the extent such approval is required by applicable law or applicable requirements of any securities exchange or similar entity.

12.	Transferability

Except as otherwise permitted by the Board,

(a)	Awards under the Plan are not transferable except as designated by the Holder by will, by the laws of descent and distribution or by a beneficiary form filed with the Company.

(b)
 Awards may be exercised or claimed on behalf of a deceased Holder or other person entitled to benefits under the Plan by the beneficiary of such Holder or other person if the Company has a valid designation of such beneficiary on file, or otherwise by the personal legal representative of such Holder or other person.

13.	General Provisions

13.1
No Implied Rights:  Nothing in the Plan or any Award granted pursuant to the Plan shall be deemed to create any obligation on behalf of the Board to nominate any Non-Employee Director for re-election to the Board by the Company’s shareholders.  Neither a Holder nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company, in its sole discretion, may set aside in anticipation of a liability under the Plan.  A Holder shall have only a contractual right to the Common stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company shall be sufficient to pay any benefits to any person.  Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the Holder any rights as a shareholder of the Company prior to the date on which the individual fulfills all conditions of for the receipt of such rights.

13.2
Settlement of Awards:  The obligation to make payments and distributions with respect to Awards may be satisfied through cash payments, the delivery of shares of Common Stock, the granting of replacement Awards, or combination thereof as the Board shall determine.  In lieu of issuing a fraction of a share upon any exercise of an Award, the Company will be entitled to pay to the Holder an amount equal to the fair market value of such fractional share.  Satisfaction of any obligations under an Award, which is sometimes referred to as “settlement” of the Award, may be subject to such conditions, restrictions and contingencies as the Board shall determine.  The Board may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, and may include converting such credits into deferred Common Stock equivalents provided that such rules and procedures satisfy the requirements of Section 409A of the Code.  No deferral is permitted for Options or SARs.

13.3
Withholding:  Holders shall be responsible to make appropriate provision for all taxes required to be withheld in connection with any Award or the transfer of shares of Common Stock pursuant to this Plan.  Such responsibility shall extend to all applicable Federal, state, local or foreign withholding taxes.  The Board may condition the delivery of any discretion and subject to such requirements as the Board may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the Holder, through surrender of shares of Common Stock which the Holder already owns, or through the surrender of shares of Common Stock to which the Holder is otherwise entitled under the Plan, in which latter case such surrendered shares shall not be available for grant under the Plan.

13.4
Governing Law:  To the extent that Federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant hereto shall be governed by the law of the State of Delaware and construed accordingly.

13.5
Award Agreement:  An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Board shall, in its sole discretion, prescribe.  The terms and conditions of any Award to any Holder shall be reflected in such form of written documents as is determined by the Board.  A copy of such document shall be provided to the Holder, and the Board may, but need not require that the Holder sign a copy of such document.  Such document is referred to in the Plan as an “Award Agreement” regardless of whether any Holder signature is required.

13.6
Application of Code Section 409A:  Any Award granted under this Plan shall be provided or made in a manner and at such time, in such form and subject to such election procedures (if any), as complies with the applicable requirements of Section 409A of the Code to avoid a plan failure described in Section 409A(a)(1).  Notwithstanding any other provision hereof or document pertaining hereto, the Plan shall be so construed and interpreted to meet the applicable requirements of Section 409A of the Code to avoid a plan failure described in Section 409A(a)(1) of the Code.

END OF EXHIBIT 10.2